Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 27, 2025



Ben Strack
@strack_ben

Proposed Canary Capital ETFs that hold hedera (HBAR) and litecoin (LTC) "went effective" Monday, Canary CEO Steven McClurg told me in an email.

The plan is for those to begin trading on the Nasdaq tomorrow morning, he added.

Nasdaq Regulation — Nasdaq

Eun Ah Choi
Senior Vice President
Global Head of Regulatory Operations

October 27, 2025

Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Division of Corporation Finance:

This is to certify that on October 27, 2025, The Nasdaq Stock Market (the "Exchange") received from Canary Litecoin ETF (the "Registrant") a copy of the Registrant's application on Form 8-A 12(b) for the registration of the following security:

Common Shares of Beneficial Interest of Canary Litecoin ETF

We further certify that the security described above has been approved by the Exchange for listing and registration upon official notice of issuance.

We understand that the Registrant is seeking effectiveness under the Form 8-A 12(b), and we hereby join in such request.

Sincerely,

Eun Ah Choi

4:43 PM · Oct 27, 2025 · **38** Views

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 27, 2025



Eleanor Terrett @EleanorTerrett · 2h

🚨NEW: @CanaryFunds spot $HBAR and $LTC ETFs are now effective and will begin trading on the NASDAQ tomorrow, according to CEO @stevenmcclurg.

“Litecoin and Hedera are the next two token ETFs to go effective after Ethereum,” McClurg told me in a statement. “We look forward to launching tomorrow.”

Then, as confirmed by @EricBalchunas, the @NYSE has also certified 8-A filings and posted listing notices for @BitwiseInvest spot $SOL ETF to launch tomorrow and @Grayscale’s $GSOL to convert Wednesday.

How is this possible during the government shutdown, you ask? Well, the operation of law does not always actually require an open government.

It’s my understanding that the 8-A filings are just as important as the S-1s in getting these ETFs ready to launch.

A quick catchup on terminology: the 8-A formally registers ETF shares under the 1934 Act for trading on an exchange, while the S-1 registers them under the Securities Act of 1933.

This morning, @NYSE certified all the 8-A filings for the ETFs above, aka the final step before shares can start trading.

But what about the @SECGov staff needing to greenlight the S-1 registration statements?

Here’s the key: The issuers included language in their amended S-1s that lets them automatically go effective 20 days after filing. Typically, issuers delay S-1s until the SEC takes them effective, but the legal default is that the S-1 goes automatically effective without SEC intervention. That means the agency doesn’t need to approve them manually and the filings can go live on their own, even during the shutdown.

So, long story short, all the legal boxes are checked and these ETFs are on track for launch.

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.